Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

John Bluth

CV Therapeutics, Inc.

Executive Director, Corporate Communications & Investor Relations

650-384-8850

Joele Frank / Jeremy Jacobs

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Larry Dennedy / Amy Bilbija

MacKenzie Partners, Inc.

212-929-5239 / 650-798-5206

CV THERAPEUTICS ADVISES STOCKHOLDERS TO TAKE NO ACTION AT THIS

TIME IN RESPONSE TO ASTELLAS’ TENDER OFFER

PALO ALTO, Calif., February 27, 2009 – CV Therapeutics, Inc. (Nasdaq: CVTX) today advised its stockholders to take no action at this time in response to Astellas Pharma Inc.’s announcement that its indirect subsidiary, Sturgeon Acquisition, Inc., has commenced an unsolicited tender offer for all outstanding common shares of CV Therapeutics at a price of $16.00 per share in cash.

CV Therapeutics’ board of directors, in consultation with its independent financial and legal advisors, intends to advise stockholders of its formal position regarding the offer within 10 business days by filing a solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission and made available to stockholders.

Barclays Capital and Goldman Sachs are serving as financial advisors, and Latham & Watkins LLP is serving as legal counsel, to CV Therapeutics.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company primarily focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics Europe Ltd. is the company’s European subsidiary based in the United Kingdom.

CV Therapeutics’ approved products in the United States include Ranexa® (ranolazine extended-release tablets), indicated for the treatment of chronic angina, and Lexiscan® (regadenoson) injection for use as a pharmacologic stress agent in radionuclide myocardial perfusion imaging in patients unable to undergo adequate exercise stress. Ranexa® (ranolazine prolonged-release tablets) is approved for use in the European Union as add-on therapy for the symptomatic treatment of patients with stable angina pectoris who are inadequately controlled or intolerant to first-line anti anginal therapies. CV Therapeutics also has other clinical and preclinical drug development candidates and programs.

Additional Information

Stockholders of CV Therapeutics are advised to read CV Therapeutics’ Schedule 14D-9 statement, when it becomes available, regarding the tender offer, because it will contain important information. Stockholders may obtain a free copy of the statement at the SEC’s website at www.sec.gov. Stockholders may also obtain, without charge, a copy of the statement from MacKenzie Partners, Inc., which is assisting the company, by calling 800-322-2885 toll free or by calling 212-929-5500 or by emailing cvtx@mackenziepartners.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to research and development and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property and other risks detailed from time to time in CV Therapeutics’ SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2008. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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